Exhibit 3.1

LIMITED LIABILITY COMPANY AGREEMENT

OF

INCAPITAL TRUST PRODUCTS LLC

This Limited Liability Company Agreement (this “Agreement”) of Incapital Trust Products LLC, is entered into by Incapital Holdings, LLC (“Holdings”).

WHEREAS, the Initial Member (as defined below) has formed a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act, Title 6 of the Delaware Code, Section 18-101 et seq., as amended from time to time (the “Act”), and hereby agrees as follows:

1.           Name.  The name of the limited liability company is “Incapital Trust Products LLC” (the “Company”).

2.           Office.  The principal executive office of the Company shall be located at 200 South Wacker Drive, Suite 3700, Chicago IL 60606.

3.           Term.  The term of the Company shall be unlimited unless dissolved before such date in accordance with the Act.

4.           Purpose.  The Company is formed for the purpose of engaging in any lawful act or activity for which a limited liability company may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing.

5.           Initial Member.  The name and address of the initial member is Incapital Holdings, LLC, 200 South Wacker Drive, Suite 3700, Chicago IL 60606 (the “Initial Member” and, together with any other persons admitted as Members pursuant to Section 18, the “Members”).

6.           Manager.  The management, control and operation of the Company shall be vested exclusively in a manager (the “Manager”).  The Manager initially shall be Steven Hartman and thereafter shall be any person duly elected by a majority in interest of the Members.  The Manager may be removed or replaced at any time by a majority in interest of the Members.  The Manager shall serve until his resignation, removal, retirement, death, disqualification, or until his successor is elected and has qualified.  The Manager shall have full and complete authority, power and discretion to manage and control the business, property and affairs of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Company’s business, property any affairs.  Subject to the foregoing, the day to day business of the Company shall be conducted by its officers as provided in Sections 7 and 8 below.

7.           Officers.  The officers of the Company shall include a Chief Executive Officer, a Chief Financial Officer, a Secretary and such other officers as appointed, from time to time, by the Manager.  Such officers shall serve at the pleasure of the Manager.  Unless the Manager decides otherwise, if the title is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office.  Any delegation pursuant to this Section 7 may be revoked at any time by the Manager.

8.             Execution of Instruments.  All agreements, indentures, mortgages, deeds, conveyances, transfers, contracts, checks, notes, drafts, lease documents, loan documents, letters of credit, master agreements, swap agreements, guarantees of signatures, certificates, declarations, receipts, discharges, releases, satisfactions, settlements, petitions, schedules, accounts, affidavits, bonds, undertakings, proxies and other instruments or documents (including, without limitation, any registration statement filed with the Securities and Exchange Commission in respect of any securities, any trust agreement and all agreements or other documents executed in connection with the creation of one of more trusts, the issuance of the securities of such trusts and the furtherance of the business of the Company set forth in Section 4 hereof) may be signed, executed, acknowledged, verified, attested, delivered or accepted on behalf of the Company by the Manager or by any officer of the Company.  The provisions of this Section 8 are supplementary to any other provision of this Agreement.

9.             Banking.  All funds of the Company shall be deposited in its name in such bank account or accounts as shall be designated by the Manager.  All withdrawals therefrom are to be made upon the authority of such person or persons as may be authorized by the Manager from time to time.

10.           Books.  The Company books shall be maintained at its principal office and each Member shall have access thereto.  The fiscal year of the Company shall be the calendar year, and the books shall be closed and balanced at the end of each fiscal year.  The Company will furnish annual financial statements to the Members and prepare tax returns, as required, in a timely manner.

11.           Exculpation.

(a)           No Covered Person (as herein defined) shall be liable to any Member or the Company for any act or failure to act on behalf of the Company, unless such act or failure to act resulted from the gross negligence or intentional misconduct of the Covered Person. Each Covered Person may consult with counsel and accountants in respect of Company affairs and shall be fully protected and justified in any action or inaction which is taken in accordance with the advice or opinion of such counsel or accountants. In addition, the Manager shall not be liable for the gross negligence, dishonesty or bad faith of any officer, employee, or other agent selected by it with reasonable care. Notwithstanding any of the foregoing to the contrary, the provisions of this Section 11 shall not be construed so as to relieve (or attempt to relieve) any Covered Person of any liability, to the extent (but only to the extent) that such liability may not be waived, modified or limited under applicable law, but shall be construed so as to effectuate the provisions of this Section 11 to the fullest extent permitted by law.

(b)           Whenever in this Agreement a Covered Person is permitted or required to make a decision (i) in its "discretion" or under a grant of similar authority or latitude, such person shall be entitled to consider any such interests and factors as it desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Company or any Member, or (ii) in its "good faith" or under another express standard, such Person shall act under such express standard and shall not be subject to any other or different standard imposed by this Agreement or any other agreement contemplated herein or other applicable law.

(c)           To the extent that, at law or in equity, a Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Company or to any Member, any Covered Person acting under this Agreement or otherwise shall not be liable to the Company or to any Member for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the Members to replace such other duties and liabilities of such Covered Person.

(d)           Unless otherwise expressly provided herein, (i) whenever a conflict of interest exists or arises between the Manager or any other Covered Person, on the one hand, and the Company, or a Member on the other hand, or (ii) whenever this Agreement or any other agreement contemplated herein or therein provides that the Manager shall act in a manner which is, or provide terms which are, fair and reasonable to the Company, or any Member, the Manager shall resolve such conflict of interest, take such action or provide such terms, considering in each case the relative interest of each party (including its own interest) to such conflict, agreement, transaction or situation and the benefits and burdens relating to such interests, any customary or accepted industry practices, and any applicable generally accepted accounting practices or principles. In the absence of bad faith by the Manager, the resolution, action or terms so made, taken or provided by the Manager shall not constitute a breach of this Agreement or any other agreement contemplated herein or of any duty or obligation of the Manager at law or in equity or otherwise.

(e)           As used herein, "Covered Person" shall mean the Manager, any affiliate of the Manager, any officers, directors, shareholders, or employees of any affiliate of the Manager, and the Members, officers, and employees of the Company.

12.           Indemnification.  The Company agrees that it shall pay and shall protect, indemnify and save harmless the Manager, the Members and any officers, employees, agents and servants of the Company and all Persons controlling, controlled by or under common control or otherwise affiliated with any of them (each of the foregoing an “Indemnified Person”) from and against any and all losses, liabilities (including liabilities for penalties), actions, suits, judgments, demands, damages, costs and expenses (including, without limitation, fees and expenses of counsel) of any nature (including, without limitation, under any federal, state or foreign securities laws, rules or regulations) arising from or relating to (a) this Agreement, (b) the transactions contemplated hereby or by any of the documents to which the Company may be a party, whether now existing or hereinafter arising, and (c) the actions of any Indemnified Person (or the failure or and Indemnified Person to act) in their respective capacities for the Company (all of the foregoing being collectively referred to as “Indemnified Amounts”); excluding, however, Indemnified Amounts resulting from the negligence or willful misconduct of any Indemnified Person in performing such Indemnified Person’s obligations hereunder, under the Act or pursuant to any employment or other similar agreement.  If any action, suit or proceeding arising from any of the foregoing is brought against any Indemnified Person, the Company will resist and defend such action, suit or proceeding or cause the same to be resisted and defended by its counsel (which counsel shall be reasonably satisfactory to the affected Indemnified Person or Persons) and shall pay all costs of defense as incurred unless and until it is finally determined by a court of competent jurisdiction that such Indemnified Person is not entitled to indemnification hereunder.

13.           Capital Contributions.    The Initial Member has contributed to the Company the amount of $100 in cash.

14.           Additional Contributions.  The Initial Member is not required to make any additional capital contribution to the Company.

15.           Allocation of Profits and Losses; Tax Status.  The Company’s profits and losses shall be allocated in proportion to the capital contributions of the Members.  At all times that the Company has only one member (who owns 100% of the limited liability company interests in the Company), it is the intention of the Member that the Company be disregarded for federal, state, local and foreign income tax purposes.

16.           Distributions.  Distributions shall be made to the Members at the times and in the aggregate amounts determined by the Initial Member.  Such distributions shall be allocated among the Members in the same proportion as their then capital account balances.

17.           Assignments.  A Member may not assign in whole or in part its limited liability company interest without the consent of all Members.

18.           Admission of Additional Members.  One or more additional members may be admitted to the Company with the consent of a majority in interest of the Members.

19.           Withdrawal of a Member.  A Member may withdraw from the Company in accordance with the Act.

20.           Liability of Members.  The Members shall not have any liability for the obligations or liabilities of the Company except to the extent provided in the Act.

21.           Actions by Members.  No Member, without the written authorization of the Manager, shall (i) endorse any note or act as an accommodation party, or otherwise become surety for any person in any transaction involving the Company, (ii) on behalf of the Company borrow or lend money, or make, deliver or accept any commercial paper, or execute any mortgage, security agreement, bond, or lease, or purchase or contract to purchase, or sell or contract to sell any property for or of the Company or (iii) mortgage, grant a security interest in the assets or property of the Company, or do any act detrimental to the best interests of the Company, or which would make it impossible to carry on the ordinary purpose of the Company. Each Member shall be reimbursed by the Company for all expenses it incurs on behalf of the Company.

22.           Governing Law.  This Agreement shall be governed by, and construed under, the internal laws of the State of Delaware.

23.           Amendment.  This Agreement may be amended in accordance with the Act.

24.           Other Activities of Covered Persons; Company Opportunities; Conflict of Interest Waiver.

(a)           Any of the Covered Persons may have other business interests and may engage in other business ventures of any nature or description whatsoever, whether currently existing or hereafter created, which may be competitive or conflict with the businesses and objectives of the Company.  Neither the Company nor the other Members shall have any rights in respect of such other business ventures or to any income or profit derived from any such other business venture.  Each Member agrees that nothing herein shall limit or otherwise restrict any of the Covered Persons from engaging in, acquiring and possessing, without accountability to the other Members or the Company, any calling, business, profession, investment, or interest independently or with others, which may be competitive or conflict with the businesses and objectives of the Company.  Each Member hereby expressly waives any conflict of interest or similar claim that may arise by reason of the activities described in this Section 24(a).

(b)           In the event any Covered Person acquires knowledge of a potential transaction or matter that may be an opportunity for the Company, such Holdings Person shall not have a duty to communicate or offer such opportunity to the Company or be liable to the Company for breach of any fiduciary duty as a Member, by reason of the fact that such Covered Person pursues or acquires such opportunity for itself or for another Covered Person, directs such opportunity to another person or entity or does not communicate information regarding, or offer, such opportunity to the Company.  Each Member hereby expressly waives any conflict of interest or similar claim that may arise by reason of the activities described in this Section 24(b).

IN WITNESS WHEROF, the undersigned has duly executed this Limited Liability Company Agreement as of December 19, 2011.

INCAPITAL HOLDINGS, LLC

By:	/s/ Steven J. Hartman
	Name:	Steven J. Hartman
	Title:	Managing Director